Exhibit 99.1	GRACO INC.
P.O. Box 1441
Minneapolis, MN
55440-1441
NYSE: GGG

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
May 12, 2023	Investors: David Lowe, 612-623-6456
Media: Meredith Sobieck, 763-353-1498
Meredith_A_Sobieck@graco.com

GRACO INC. APPOINTS HEATHER L. ANFANG TO THE BOARD OF DIRECTORS

MINNEAPOLIS (May 12, 2023) – Graco Inc. (NYSE:GGG) announced today that Heather L. Anfang has been appointed as a member of the Company’s Board of Directors, effective May 12, 2023.

Ms. Anfang serves as Senior Vice President, General Manager, U.S. Dairy Foods at Land O’ Lakes, Inc., a leading agribusiness and food company and one of the largest producers of dairy products in the United States. She has held this position, in which she oversees a $4 billion business, since 2019. Ms. Anfang previously served in various marketing and ecommerce roles of increasing leadership responsibility throughout her more than twenty-year career at Land O’ Lakes. Before joining Land O’ Lakes in 1999, she started her career in marketing and client services at The Pillsbury Company, LLC and Information Resources, Inc. She currently serves on the boards of Eggland’s Best, the Innovation Center for U.S. Dairy and the Consumer Brands Association.

“On behalf of our Board of Directors and management team, I want to welcome Heather to Graco,” said Lee R. Mitau, Graco’s Chairman of the Board. “Heather’s ascendancy as a corporate leader is a testament to her business acumen, creativity and breadth of skills and experience. We are very excited to have Heather join us as a director on the Graco Board.”

Ms. Anfang will serve on the Company’s Audit Committee and Management Organization and Compensation Committee.

ABOUT GRACO
Graco Inc. supplies technology and expertise for the management of fluids in both industrial and commercial applications. It designs, manufactures and markets systems and equipment to move, measure, control, dispense and spray fluid and powder materials. A recognized leader in its specialties, Minneapolis-based Graco serves customers around the world in the manufacturing, processing, construction and maintenance industries. For additional information about Graco Inc., please visit us at www.graco.com.

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